Exhibit 3.1

NOTE AND WARRANT PURCHASE AGREEMENT

This Note Purchase Agreement, dated as of April 30, 2019 (this “Agreement”), is entered into by and among Knightscope, Inc., a Delaware corporation (the “Company”), and Proud Ventures KS LLC, a New Jersey limited liability company (the “Investor”).

RECITALS

A.           On the terms and subject to the conditions set forth herein, each Investor is willing to purchase from the Company, and the Company is willing to sell to the Investor, an unsecured subordinated convertible promissory note in the principal amount set forth opposite such Investor’s name on Schedule I hereto, together with a related warrant to acquire shares of the Company’s capital stock.

B.           Capitalized terms not otherwise defined herein shall have the meaning set forth in the form of Note (as defined below) attached hereto as Exhibit A.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           The Notes and Warrants.

(a)           Issuance of Notes. Subject to all of the terms and conditions hereof, the Company agrees to issue and sell to the Investor, and the Investor agrees to purchase, a subordinated convertible promissory note in the form of Exhibit A hereto (each, a “Note” and, collectively, the “Notes”) in the principal amount of $430,000 (the “First Note Purchase”). The Investor has the right but not the obligation to purchase up to an additional $14,570,000 principal amount of Notes in one or more Additional Closings as described in Section 1(c).

(b)           Issuance of Warrants. Concurrently with the issuance of the Notes to the Investor, the Company will issue to each Investor a warrant in the form attached hereto as Exhibit B (each, a “Warrant” and, collectively, the “Warrants”), for no additional consideration, to purchase up to a number of shares of Series S Preferred Stock equal to the number of shares set forth opposite Investor’s name on Schedule I hereto. At each Additional Closing (as defined below), the Company will issue to Investor a Warrant to purchase up to a number of shares of Series S Preferred Stock equal to the principal amount of the respective Investor’s Note purchased in the respective Additional Closing divided by 5 (rounded down to the nearest whole number), subject to appropriate adjustment in the event of a subdivision or combination of shares of Series S Preferred Stock, similar to the adjustments described in Section 5 of the Note.

(c)           Closings and Delivery. The sale and purchase of the First Note Purchase and Warrants shall take place at a closing (the “Closing”) to be held at such place the Company and the Investor may determine (the “Closing Date”) on or before the date hereof. At the Closing, the Company will deliver to the Investor the Note and Warrant to be purchased by the Investor, against receipt by the Company of the corresponding purchase price set forth on Schedule I hereto (the “Purchase Price”), which equals the principal amount of the Note. At one or more additional closings (the “Additional Closings”) , the Investor may purchase Notes for such aggregate principal amounts as remain available pursuant to Section 1(a) (the “Additional Available Principal”); provided that the Company may terminate such right to purchase additional Notes with written notice to the Investor (the “Termination Notice”). The Investor will have thirty (30) calendar days after receiving the Termination Notice to purchase Notes and Warrants hereunder in any principal amount up to the balance of the Additional Available Principal. The period during which the Investor in entitled purchase Notes hereunder is the “Purchase Period.” At each Additional Closing, the Company will deliver to the Investor the Note and Warrant to be purchased by the Investor, against receipt by the Company of the corresponding Purchase Price (which will equal the principal amount of the Note then being purchased). Each of the Notes and Warrants will be registered in the Investor’s name in the Company’s records.

(d)           Use of Proceeds. The proceeds of the sale and issuance of the Notes shall be used for general corporate purposes.

(e)           Payments. The Company will make all cash payments due under the Notes in immediately available funds by 1:00 p.m. pacific time on the date such payment is due at the address for such purpose specified below each Investor’s name on Schedule I hereto, or at such other address, or in such other manner, as an Investor or other registered holder of a Note may from time to time direct in writing.

(f)            Recapitalization. The Company shall exchange the shares of Series m-3 Preferred Stock held by Purchaser for shares of the Company’s newly created shares of Series m-4 Preferred Stock (which shall have a senior liquidation preference of 2x times the original issue price of $3.50, accruing 12% dividends payable in shares of Series m-4 Preferred Stock) within thirty (30) days of the date when Purchaser has purchased at least one million ($1,000,000) of Notes hereunder.

(g)           Exclusive Offering. Without the prior written consent of Proud Ventures KS LLC, subject to the participation rights of the Company’s existing stockholders with preemptive rights, during the shorter of (A) October 31, 2019, and (B) Purchase Period, the Company:

(i)           will not issue or sell to any third parties (a) any Notes, or (b) other financings on substantially similar terms; and

(ii)          will direct any investor that to its knowledge is looking to purchase notes on substantially the same terms as the Notes offered herein to Proud Ventures KS LLC.

2.           Representations and Warranties of the Company. The Company represents and warrants to Investor that the following representations and warranties are and will be true and complete in all material respects as of the date of the applicable Closing and Additional Closing, except as otherwise indicated below, set forth in the Disclosure Schedules delivered at such Closing, or disclosed in the filings of the Company made publicly with the Securities and Exchange Commission (the “SEC”). For purposes of this Agreement, an individual shall be deemed to have “knowledge” of a particular fact or other matter if such individual is actually aware of such fact.

(a)           Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted, to execute and deliver the Transaction Document and to perform its obligations pursuant to the Transaction Documents and the Restated Certificate. The Company is presently qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified could reasonably be expected to have a material adverse effect on the Company’s financial condition or business as now conducted (a “Material Adverse Effect”).

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(b)           Authorization. All corporate action on the part of the Company and its directors, officers and stockholders necessary for the authorization, execution and delivery of this Agreement by the Company and the authorization, sale, issuance and delivery of the Transaction Document has been taken or will be taken before the Closing and Additional Closings. This Agreement and each of the other Transaction Documents, when executed and delivered by the Company, shall constitute the valid and binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors (other than usury), and (ii) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.

(c)           Financial Statements. Complete copies of the Company’s consolidated financial statements consisting of the balance sheets of the Company as of June 30, 2018 and the related statements of operations, stockholders’ equity and cash flows for the applicable annual period then ended (the “Financial Statements”) have been made available to Investor and appear through EDGAR or, in the case of Financial Statements dated as of June 30, 2018, the Semiannual Report on Form 1-SA filed with the SEC, in each case as amended. The Financial Statements are based on the books and records of the Company and fairly present, in all material respects, the consolidated financial condition of the Company as of the respective dates they were prepared and the results of the operations and cash flows of the Company for the periods indicated. Ernst & Young, which has audited the Financial Statements, is an independent accounting firm within the rules and regulations adopted by the SEC.

(d)           Compliance with Other Instruments. The Company is not in violation of any material term of its Restated Certificate or bylaws, each as amended to date, or, to the Company’s knowledge, in any material respect of any term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment, order or decree to which it is party or by which it is bound which would have a Material Adverse Effect. To the Company’s knowledge, the Company is not in violation of any federal or state statute, rule or regulation applicable to the Company the violation of which would have a Material Adverse Effect. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations pursuant to this Agreement, and the entry into the Transaction Document, will not result in any material violation of, or materially conflict with, or constitute a material default under, the Company’s Restated Certificate or bylaws, each as amended to date, or any of its agreements, nor, to the Company’s knowledge, result in the creation of any material mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company.

(e)           Litigation. To the Company’s knowledge, there are no actions, suits, proceedings or investigations pending against the Company or its properties (nor has the Company received written notice of any threat thereof) before any court or governmental agency that questions the validity of the Agreements or the right of the Company to enter into them, or the right of the Company to perform its obligations contemplated thereby, or that, either individually or in the aggregate, if determined adversely to the Company, would or could reasonably be expected to have a Material Adverse Effect or result in any change in the current equity ownership of the Company. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

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(f)            No “Bad Actor” Disqualification. The Company has exercised reasonable care, in accordance with Securities and Exchange Commission rules and guidance, to determine whether any Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Disqualification Events”). To the Company’s knowledge, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company; any predecessor or affiliate of the Company; any director, executive officer, other officer participating in the offering, general partner or managing member of the Company; any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the sale of the Notes and the Warrants; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Notes and the Warrants (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.

(g)           Borrowing Representation. The Company has the capacity to protect its own interests in the transactions set forth in the Transaction Documents.

3.           Representations and Warranties of Investors. The Investor represents and warrants to the Company upon the acquisition of a Note and Warrant as follows at the Closing and each Additional Closing, if any:

(a)           Binding Obligation. The Investor has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement and the Transaction Documents constitute valid and binding obligations of such Investor, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b)           Securities Law Compliance. The Investor has been advised that the Notes, the Warrants and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is aware that the Company is under no obligation to effect any such registration with respect to the Notes, the Warrants or the underlying securities or to file for or comply with any exemption from registration. Such Investor has not been formed solely for the purpose of making this investment and is purchasing the Notes or Warrants to be acquired by such Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing such Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time. Such Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company. The Investor has furnished or made available any and all information requested by the Company or otherwise necessary to satisfy any applicable verification requirements as to accredited investor status. Any such information is true, correct, timely and complete. The residency of the Investor (or, in the case of a partnership or corporation, such entity’s principal place of business) is correctly set forth beneath such Investor’s name on Schedule I hereto.

(c)           Access to Information. The Investor acknowledges that the Company has given the Investor access to the corporate records and accounts of the Company and to all information in its possession relating to the Company, has made its officers and representatives available for interview by the Investor, and has furnished such Investor with all documents and other information required for the Investor to make an informed decision with respect to the purchase of the Notes and the Warrants.

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(d)           Tax Advisors. The Investor has reviewed with its own tax advisors the U.S. federal, state and local and non-U.S. tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such matters, the Investor relies solely on any such advisors and not on any statements or representations of the Company or any of its agents, written or oral. The Investor understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment and the transactions contemplated by this Agreement.

(e)           No “Bad Actor” Disqualification Events. Neither (i) such Investor, (ii) any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, nor (iii) any beneficial owner of any of the Company’s voting equity securities (in accordance with Rule 506(d) of the Securities Act) held by such Investor is subject to any Disqualification Event (as defined in Section 2(f)), except for Disqualification Events covered by Rule 506(d)(2) or (d)(3) under the Securities Act and disclosed reasonably in advance of the Closing in writing in reasonable detail to the Company.

4.           Conditions to Closing of the Investors. The Investor’s obligations at the Closing are subject to the fulfillment, on or prior to the Closing Date, of all of the following conditions, any of which may be waived in whole or in part by all of the Investors:

(a)           Representations and Warranties. The representations and warranties made by the Company in Section 2 hereof shall have been true and correct when made, and shall be true and correct on the Closing Date and at the Additional Closings.

(b)           Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Notes and Warrants.

(c)           Legal Requirements. At the Closing, the sale and issuance by the Company, and the purchase by the Investors, of the Notes and Warrants shall be legally permitted by all laws and regulations to which the Investors or the Company are subject.

(d)           Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Investors.

(e)           Transaction Documents. The Company shall have duly executed and delivered to the Investors the following documents:

(i)           This Agreement; and

(ii)           Each Note and Warrant issued hereunder;

5.           Conditions to Additional Closings of the Investors. Investor’s participating in an Additional Closing, which is optional at the election of the Investor, is subject to the fulfillment, on or prior to the applicable Additional Closing Date, of all of the following conditions, any of which may be waived in whole or in part by all of the Investors participating in such Additional Closing:

(a)           Representations and Warranties. Subject to the Disclosure Schedule, including any update thereto delivered to the Investor prior to or at the time the Investor executes this Agreement, the representations and warranties made by the Company in Section 2 hereof shall be true and correct in all material respects on the applicable Additional Closing Date, which upon the prior request of Investor, the Company will confirm to the Investor in a written certificate at the Additional Closing.

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(b)           Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Additional Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Notes and Warrants at such Additional Closing.

(c)           Legal Requirements. At the Additional Closing, the sale and issuance by the Company, and the purchase by the Investor of the Notes and Warrants shall be legally permitted by all laws and regulations to which the Investor or the Company is subject.

(d)           Transaction Documents. The Company shall have duly executed and delivered to the Investor in such Additional Closing each Note and Warrant to be issued at such Additional Closing and shall have delivered to the Investor fully executed copies, if applicable, of all documents delivered to the Investors participating in the initial Closing.

6.           Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Notes at the Closing and at each Additional Closing is subject to the fulfillment, on or prior to the Closing Date or the applicable Additional Closing Date, of the following conditions, any of which may be waived in whole or in part by the Company:

(a)           Representations and Warranties. The representations and warranties made by the Investor in Section 3 hereof shall be true and correct when made, and shall be true and correct on the Closing Date and the applicable Additional Closing Date.

(b)           Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date or the applicable Additional Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Notes.

(c)           Legal Requirements. At the Closing and at each Additional Closing, the sale and issuance by the Company, and the purchase by the Investor, of the Notes shall be legally permitted by all laws and regulations to which such Investors or the Company are subject.

(d)           Purchase Price. The Investor shall have delivered to the Company the Purchase Price in respect of the Note and Warrant being purchased by such Investor referenced in Section 1(b) hereof.

7.           Miscellaneous.

(a)           Waivers and Amendments. Any provision of this Agreement, and the Notes may be amended, waived or modified only upon the written consent of the Company and the Investor. Such amendment shall take effect at the Additional Closing and such party shall thereafter be deemed an “Investor” for all purposes hereunder and Schedule I hereto shall be updated to reflect the addition of such Investor.

(b)           Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware or of any other state.

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(c)           Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

(d)           Successors and Assigns. Subject to the restrictions on transfer described in Sections 7(e) and 7(f) below, the rights and obligations of the Company and the Investors shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(e)           Registration, Transfer and Replacement of the Notes. The Notes issuable under this Agreement shall be registered notes. The Company will keep, at its principal executive office, books for the registration and registration of transfer of the Notes. Prior to presentation of any Note for registration of transfer, the Company shall treat the Person in whose name such Note is registered as the owner and holder of such Note for all purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to any restrictions on or conditions to transfer set forth in any Note, the holder of any Note, at its option, may in person or by duly authorized attorney surrender the same for exchange at the Company’s chief executive office, and promptly thereafter and at the Company’s expense, except as provided below, receive in exchange therefor one or more new Note(s), each in the principal requested by such holder, dated the date to which interest shall have been paid on the Note so surrendered or, if no interest shall have yet been so paid, dated the date of the Note so surrendered and registered in the name of such Person or Persons as shall have been designated in writing by such holder or its attorney for the same principal amount as the then unpaid principal amount of the Note so surrendered. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (b) in the case of mutilation, upon surrender thereof, the Company, at its expense, will execute and deliver in lieu thereof a new Note executed in the same manner as the Note being replaced, in the same principal amount as the unpaid principal amount of such Note and dated the date to which interest shall have been paid on such Note or, if no interest shall have yet been so paid, dated the date of such Note.

(f)            Assignment by the Company. The rights, interests or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent the Investor.

(g)           Entire Agreement. This Agreement together with the other Transaction Documents constitute and contain the entire agreement among the Company and Investor and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(h)           Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party as follows: (i) if to the Investor, at the Investor’s address, facsimile number or electronic mail address set forth in the Schedule of Investors attached as Schedule I, or at such other address as the Investor shall have furnished the Company in writing, or (ii) if to the Company, at 1070 Terra Bella Avenue, Mountain View, CA 94043, or at such other address or telephone number as the Company shall have furnished to the Investors in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing, (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

(i)            Separability of Agreements; Severability of this Agreement. . If any provision of this Agreement or any other Transaction Document shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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(j)            Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

(k)           Company’s Covenant. The Company covenants and agrees that it will not raise usury as a defense or reason not to pay, observe or perform any of its obligations under the Transaction Documents.

(Signature Page Follows)

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The parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY:

KNIGHTSCOPE, INC.
a Delaware corporation

By:	/s/ William Santana Li
Name:	William Santana Li
Title:	Chairman and Chief Executive Officer

[Signature page for Note Purchase Agreement]

The parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

INVESTOR:

PROUD VENTURES KS LLC

By:	/s/ Andrew Brown
Name:	Andrew Brown
Title:	Managing Member

[Signature page for Note Purchase Agreement]

SCHEDULE I

SCHEDULE OF INVESTORS

Note Investor	Note Amount	Warrant Amount	Purchase Date
		(shares of Series S Preferred Stock)
Proud Ventures KS LLC 235 South Harrison Street, Unit 100 East Orange, JN 07018 andy@proud.ventures	$430,000	86,000	April 30, 2019

II-1

Exhibit A

FORM OF NOTE

II-1

Exhibit B

FORM OF WARRANT